Mail Stop 4631
                                                          September 28, 2018

Via E-Mail
Stephen Smoot
President and Chief Executive Officer
GEO Point Resources, Inc.
1421 E. Pomona Street
Santa Ana, California 92705

       Re:    Geo Point Resources, Inc.
              Information Statement on Schedule 14C
              Filed January 12, 2018
              File No. 000-55150

              Information Statement on Schedule 14C
              Filed July 30, 2018
              File No. 000-55150

Dear Mr. Smoot:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Jay Ingram

                                                          Jay Ingram
                                                          Branch Chief
                                                          Office of
Manufacturing and
                                                          Construction

Cc:    Via E-Mail
       Robert Wilkinson